Summary of Intellectual Property Rights License Agreement entered into by and among Shenzhen BAK Battery Co., Ltd. (the “Licensor”), China BAK Battery, Inc. (the “Licensee 1”) and Dalian BAK Power Battery Co., Ltd (the “Licensee 2”) dated August 25, 2014

Main contents

  The licensed intellectual property rights include the trademarks and patents which the Licensor owned as of June 30, 2014 as Exhibit 1.
  The licensed term is 5 years, from June 30, 2014 to June 29, 2019.
  The license of all the intellectual property rights is free of charge.
  The license is common license. The Licensee 1 and Licensee 2 cannot authorize other entities or individuals to use the licensed intellectual property rights. The Licensor can authorize any other entity or individual to use the licensed intellectual property rights without prior consent of or notice to the Licensee 1, Licensee 2 or any third party.
  The Licensor authorizes the Licensor 1 and the Licensor 2 to use the licensed trademarks and patents in the world.
  The Licensor is entitled to supervise the use of the licensed trademarks by Licensor 1 and Licensor 2, which shall ensure the use in a right manner. When using the licensed trademarks, the Licensor 1 and Licensor 2 shall write their name and the original place of products.

Headlines of the articles omitted:

  Rights and obligations of each party
  Special clauses
  Provision and share of future amendments
  Governing laws
  Disputation settlement
  Effective, amendment and Termination
  Validity
  Signature
  Exhibit 1 “Breakdown of registered trademarks and patents”